UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2023

Net Lease Office Properties
(Exact Name of Registrant as Specified in its Charter)

Maryland		001-41812	92-0887849
(State of incorporation)		(Commission File Number)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor
New York,	New York		10001
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (844) 656-7348

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, par value $0.001 per share	NLOP	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 — Other Events.

Common Share Dividend

On December 8, 2023, the Board of Trustees of Net Lease Office Properties (the “Company”) authorized a common share dividend (the “Dividend”) of $0.34 per share on the outstanding common shares of the Company to the shareholders of record as of the close of business on December 18, 2023 (the “Record Date”). The Dividend is payable in either shares of the Company or cash to, and at the election of, the shareholders of record as of the Record Date. The Dividend is expected to be paid on or about January 29, 2024 to shareholders of record as of the Record Date. If shareholders elect all cash, their election will be subject to adjustment such that the aggregate amount of cash to be distributed by the Company will be a maximum of 20% of the total Dividend (the “Maximum Cash Distribution”), with the remainder to be paid in shares. The aggregate amount of cash paid by the Company pursuant to the Dividend and the actual number of common shares issued pursuant to the Dividend will depend upon the number of shareholders electing cash or shares and whether the Maximum Cash Distribution is met.

In order to ensure that the Company maintains its status as a real estate investment trust for U.S. federal income tax purposes (“REIT”), the Company must distribute at least 90% of its “real estate investment trust taxable income” each year, and distribute all of its “real estate investment trust taxable income” and “net capital gain” in order to avoid corporate level tax. The Dividend payment, including both cash and share portions, is expected to generally be taxed as a taxable dividend to shareholders to the extent of the Company’s earnings and profits. The tax due on such dividend may exceed the amount of cash, if any, distributed to shareholders as part of the Dividend. Shareholders are advised to consult their tax advisors regarding the tax consequences of the Dividend in light of their particular investment or tax circumstances.

Shareholders will have the right to elect, on or prior to January 17, 2024 (the “Election Deadline”), to be paid their pro rata portion of the Dividend all in shares (a “Share Election”) or all in cash (a “Cash Election”), provided, however, that the total amount of cash payable to all shareholders in the Dividend is subject to the Maximum Cash Distribution, as described above, with the balance of the Dividend payable in the form of shares. Shareholders failing to timely return a properly completed election form before the Election Deadline will be deemed to have made a Share Election (“Default Election”).

If the aggregate amount of shareholder Cash Elections exceeds the Maximum Cash Distribution, then the payment of cash will be made on a pro rata basis to such shareholders such that the aggregate amount paid in cash to all shareholders equals the Maximum Cash Distribution. Because the aggregate amount of cash to be distributed by the Company is 20% of the total Dividend, the likely result of a Cash Election or Default Election is the receipt of 20% cash and 80% shares, unless a significant number of shareholders make the Share Election.

The value of the shares distributed in the dividend will be based upon the volume weighted average trading prices of the Company’s common shares on the New York Stock Exchange between January 18, 2024 and January 19, 2024. Fractional common shares will not be issued; shareholders who would otherwise be entitled to receive fractional shares will receive a cash payment in lieu of fractional shares.

Election forms will be mailed to all shareholders promptly after the Record Date and must be returned on or before the Election Deadline to be effective. Election forms are not available for download from our website. A letter to shareholders and short question and answer sheet are being mailed to shareholders with the election forms.

The Company issued a press release announcing the share dividend on December 8, 2023. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference into this Item 8.01. The information furnished pursuant to this Item 8.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 8, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Net Lease Office Properties

Date:	December 8, 2023	By:	/s/ Jason E. Fox
Jason E. Fox
Chief Executive Officer